Exhibit 10.7
RES Renewable Environmental Solutions, LLC
Sales Contract

Seller:	Renewable Environmental Solutions, LLC Contract No. 1
530 North Main Street
Carthage, Missouri 64836 Contract Date 3/17/08

Customer:	Schreiber Foods, Inc.
425 Pine Street
Green Bay, WI 54301

Commodity:	Renewable Diesel Fuel Oil

Quantity:	Approximately 1,000,000 gallons/year

Term:	1095 days from Contract Date

Contract Price:	Customer agrees to utilize Renewable Diesel Fuel Oil in exchange for a cost savings from that which it would be paying for natural gas. Seller agrees to sell, and Customer agrees to purchase, Renewable Diesel Fuel Oil according to the following schedule:

Commencing with first delivery: $1/MMBtu below the price that Customer would then be able to purchase natural gas physically delivered to the Facility by the local natural gas provider (the “Physically Delivered Price”). The delivery point for determining the Physically Delivered Price shall be defined as Customer’s natural gas meter at the Facility servicing the boiler(s). Customer reserves the right to use any purchasing mechanism or combinations thereof in determining the Physically Delivered Price. For the purpose of this provision, Renewable Diesel shall be deemed to have 124,000 Btu’s per gallon.

From 3/17/2008 to 3/16/2010: $1/MMBtu below the Physically Delivered Price

From 3/l7/2010 to 3/l6/2011: $0.50/MMBtu below the Physically Delivered Price

Each delivered load of Renewable Diesel Fuel Oil shall be invoiced at the contract price calculated as set forth above based upon Customer’s invoice price for natural gas for the prior month. Each month, all purchases for the prior month will be adjusted to “true-up” for the actual natural gas cost for the prior month, with any adjustment to be included on the current month’s invoice. The adjustment for deliveries made in the final month of the term of this Agreement, or for any month in which earlier termination occurs, shall be made in the immediately succeeding month with payment or credit to be paid by the respective party within ten (10) days following such final adjustment.

Payment Terms:	Net 30 days for all Delivery Invoices.

Delivery Terms:	Delivered to Customer’s Facility located at 10 Dairy Street, Monett, MO, 65708 (the “Facility”) in accordance with delivery schedule to be provided by Customer. Seller shall retain title of the Renewable Diesel Fuel Oil until such time as it delivers the Renewable Diesel Fuel Oil to the storage tanks at the Facility, at which title and responsibility for the Renewable Diesel Fuel Oil shall transfer to Customer.

Seller’s Representative	/s/ Don Saunders	Date	3/17/08

Customer’s Representative	/s/ Ron Dunford	Date	3/17/08

RES Renewable Environmental Solutions, LLC
Sales Contract Terms and Conditions
Contract No. 1
1. Representations and Warranties:
A.	Seller further represents and warrants that Renewable Diesel Fuel Oil supplied under this contract shall have the following specifications:

Minimum BTU/Gallon	124,000
Maximum Wt. Percent Sulfur	0.3
C.	Seller and Customer both warrant that they have obtained any and all licenses, permits, and authority necessary or required to perform their obligations under this Sales Contract and that they have paid all fees and charges with reference thereto, and that they will take such steps and perform such acts as may be necessary in the future to ensure such licenses, permits, and authority remain in full effect throughout the Term; that they are in good standing with all governmental bodies or agencies, whether of state, federal or local governments; that they will take such steps and perform such acts as may be necessary to retain such good standing; that they are free and have full right and authority to enter into this Sales Contract and to perform all of their obligations hereunder, and that they have performed all acts and taken all steps necessary to authorize the execution of this Sales Contract.
2. Termination.
A.	By Customer. At any time that it is determined that Renewable Diesel Fuel Oil causes excessive or inordinate wear and tear on Customer’s boiler(s), fuel storage system(s) or Facility, or if local, state and/or federal rules and regulations preclude use of Renewable Diesel Fuel Oil at any time, then Customer shall be permitted to terminate its usage of the Renewable Diesel Fuel Oil immediately. In addition to the foregoing, Customer may immediately terminate this Sales Contract if excessive emissions are emitted from the Facility as a result of Customer’s use of Renewable Diesel Fuel Oil, or such usage poses a challenge to the Facility’s ability to comply with its operating permit and/or any and all federal, state and local air rules, regulations, ordinances, directives and/or orders.

B.	By Either Customer or Seller. Either party may immediately terminate this Sales Contract at any time, without further obligation to the other, if it determines that its continuation with the terms of this Sales Contract is not feasible, or upon an act of Default by the other. Except as otherwise specifically provided herein, termination of this Sales Contract shall not relieve either Customer or Seller of any obligation accruing hereunder prior to such termination. In the event of termination by Customer only, the provisions of Paragraph A set forth above with respect to the RES Expenses shall apply. In the event of termination by RES, no reimbursement of the RES Expenses shall be owed by Customer. The term “Default” shall mean any of the following:
i.	Failure to comply with or to perform any provision or condition of this Sales Contract for five (5) business days after written notice to cure thereof; or

ii.	Insolvency, inability to pay debts as they mature, or being the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or making an assignment for the benefit of creditors; or being named in, or having property subject to, a suit for appointment of a receiver, or dissolution or liquidation; or

iii.	Any warranty made in this Sales Contract is breached, false, or misleading in any material respect.
In the event of an act of Default, the non-defaulting party shall be entitled to pursue any remedy provided in law or equity, including injunctive relief and the right to recover any damages it may have suffered by reason of such Default.
3. Green Premiums or Credits.
It is believed that there are Green Premiums or Credits (“Premiums or Credits”) available for renewable diesel fuel oil. Customer agrees to and shall work with Seller to monetize, if in fact Customer decides to trade and or sell such credits for monetary value, any Premiums or credits and agrees to and shall remit to Seller within thirty (30) days of receipt the sum equal to fifty (50) percent of all Premiums or Credits received. The foregoing carbon credit sharing only applies to the Renewable Diesel Fuel Oil consumed during the Term and not from other carbon-reducing activities Customer may initiate at the Facility.
4. Marketing Materials.
Seller hereby agrees to and shall obtain the consent and necessary approval from Customer before it utilizes Customer’s name and/or logo on any marketing or advertising materials, including any materials or documentation that refers to

RES Renewable Environmental Solutions, LLC
Customer’s utilization of the Renewable Diesel Fuel Oil. Customer shall also approve the final design and use of its name and/or logo on any marketing or advertising materials.
5. Confidentiality
A.	During the performance of this Sales Contract, Seller and Customer may disclose to one another certain confidential, proprietary and trade secret information consisting of, without limitation (i) specifications, costs and pricing, processes, formulae, operating procedures, procurement policies, manuals and guides, marketing, strategic and budget plans, and financial statements and reports, (ii) such other materials, data and information considered and identified to be proprietary and confidential, and (iii) all of the information set forth in, or communicated in connection with, this Sales Contract (collectively, “Confidential Information”). Both parties acknowledge that the party providing such information (the “Disclosing Party”) is the exclusive owner of the Confidential Information. The party receiving Confidential Information from the Disclosing Party (the “Receiving Party”) shall not without prior written consent of the Disclosing Party, (a) use Disclosing Party’s Confidential Information for any purpose other than in connection with the performance of its obligations under this Sales Contract, or (b) disclose any portion of the Disclosing Party’s Confidential Information to third parties. Upon expiration or termination of this Sales Contract for any reason, the Receiving Party shall promptly return to the Disclosing Party, or destroy, all Confidential Information of Disclosing Party that is its possession or under its control, whether in written or tangible form, or stored in electronic media or digital format, regardless of the party causing the same to be in such form. If such Confidential Information is destroyed by the Receiving Party, then the Receiving Party shall certify the destruction of the same to the Disclosing Party. The Receiving Party shall disseminate the Disclosing Party’s Confidential Information to its employees only on a “need-to-know” basis and shall cause its employees to comply with this Section, with the Receiving Party remaining responsible for the actions and disclosures of its employees. Both parties agree that any breach of this Section by it or its employees shall cause irreparable injury to the other Party, that the other Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. The offending party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

B.	Notwithstanding the foregoing, the parties’ obligations pursuant to this Section shall not apply to (i) information that, at the time of disclosure is, or after disclosure becomes part of, the public domain other than as a consequence of a party’s breach, (ii) information that was known to the Receiving Party prior to the disclosure by the Disclosing Party, (iii) information disclosed by a third party to Receiving Party after the disclosure by Disclosing Party, if such third party’s disclosure neither violates any obligation of the third party to the Disclosing Party nor is a consequence of Receiving Party’s breach, (iv) information that Disclosing Party authorizes in writing for release, or (v) information that is independently developed by Receiving Party without reference to or reliance on Disclosing Party’s Confidential Information.
6. Indemnification.
Seller and Customer both hereby agree to defend, indemnify and hold harmless each other from and against any claim, damage, loss, liability, cost, lawsuit and expense (including reasonable attorneys’ fees) (collectively referred to as “Claims”), to the extent such Claims are caused by the (1) fault or negligence of the indemnifying party, in connection with this Sales Contract (2) breach of this Sales Contract by the indemnifying party. The Claims covered by this indemnification provision shall include, without limitation, claims alleging negligence, product liability, and patent, copyright, trademark, trade dress, trade secret or other intellectual property infringement and/or misappropriation. The indemnified party shall, as soon as reasonably practicable after receipt of notice of a Claim against the indemnified party, notify the indemnifying party thereof. The indemnifying party shall not, at any time, settle a claim or admit or agree to the liability of either Party without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld.
7. Insurance.
Seller shall maintain, throughout the term of this Sales Contract, at its expense, (1) commercial/comprehensive general liability insurance (including product liability insurance) from a carrier satisfactory to Customer, in a minimum amount of two million dollars ($2,000,000) combined single limit, for bodily injury and property damage, and (2) excess liability/umbrella insurance in a minimum amount of ten million dollars ($10,000,000) each occurrence and in the aggregate. The foregoing policies shall designate Customer and its affiliates as additional insureds therein, and shall be endorsed to provide contractual liability insurance in the amounts specified above, specifically covering Seller’s obligations to defend and indemnify Customer pursuant to this Sales Contract. A certificate of insurance for such coverage shall be delivered to Customer within twenty (20) days of the execution of this Sales Contract. The certificate shall specify that Customer shall be given at least thirty (30) days prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage. Approval of any of Seller’s insurance policies by Customer shall not relieve Seller of any obligations contained herein, even for claims in excess of Seller’s policy limits. Notwithstanding the foregoing, in no event shall Seller be liable for punitive damages or consequential damages exceeding Seller’s policy limits. If at any time Seller does not provide Customer with evidence of the insurance coverage described above within fifteen (15) days after Customer so requests, Customer shall have the right to (i) immediately terminate this Sales Contract and cancel all outstanding orders for Renewable Diesel Fuel Oil (in which case any payment obligations owing by Customer for the RES Expenses shall be rescinded), and/or (ii) withhold any payments to Seller that may be outstanding until evidence of acceptable coverage is provided.
8. Force Majeure.

RES Renewable Environmental Solutions, LLC
Neither party shall be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from acts of God, war or terrorism, governmental acts or omissions, disease, illness, outbreak or plague, supply shortage, fires, floods, riots, strikes or other circumstances beyond either party’s reasonable control. In the event of a force majeure occurrence, the disabled party shall make all reasonable efforts to remove such disability within 30 days of giving notice of such disability. During such period, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder. If the disability continues for more than 10 days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Sales Contract.
9. Choice of Law; Venue.
This Sales Contract, including any dispute or claim hereunder, shall be governed and construed in accordance with the laws of the state of Missouri without reference to the choice of law provisions of any state. Further, the parties agree that any and all actions or proceedings arising from or relating to the Sales Contract shall be brought in the Circuit Court for the County of Lawrence, Missouri, or the United States District Court for the Western District of Missouri, and hereby consent to personal jurisdiction of such courts for any such action or proceeding.
10. Entire Agreement.
This Sales Contract constitutes the entire agreement and understanding between the Seller and Customer regarding the subject matter hereof, and supersedes and merges all prior discussions and agreements between them relating thereto.
11. Survival.
The parties’ obligations under this Sales Contract which, by their nature, would continue beyond the termination, cancellation or expiration of this Sales Contract including, without limitation, the obligations set forth in Sections 5 and 6, shall survive the termination, cancellation or expiration of this Agreement.
12. Access to the Facility.
Various representatives of Seller will need access to the Facility for the purposes of inspecting, monitoring and sampling the usage and burning of Renewable Diesel Fuel Oil at the Facility. Customer agrees to provide access to representatives of Seller for the foregoing activities so long as those individuals have been approved by Customer, have gone through Customer’s Contractor Briefing Program, and have signed the confidentiality agreement required of all contractors who perform work and services at any Customer location.
15. Notices.
Any written notices required in this Sales Contract may be made by facsimile, personal delivery, overnight or other delivery service, or first class mail. Notices by fax will be effective when transmission is complete and confirmed; notices by personal delivery will be effective upon delivery; notices by overnight or other delivery services will be effective when delivery is confirmed; and notices by mail will be effective four business days after mailing. The notice addresses for Seller and Customer are set forth on the first page of this Sales Contract and shall be subject to change upon written notice thereof.